EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Fourth Quarter and Full Year 2024 Results
•Declared quarterly distribution of $0.4714 per unit; 42nd consecutive quarterly distribution
HOUSTON--(BUSINESS WIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership in the fourth quarter of 2024 of $15.0 million, or $0.43 per limited partner unit, which was relatively in line with fourth quarter 2023 net income of $14.3 million. Cash flows from operating activities in the fourth quarter of 2024 were $132.5 million, an increase of $24.8 million compared to fourth quarter 2023 cash flows from operating activities of $107.7 million, due to higher net income and more favorable working capital changes. For the three months ended December 31, 2024, MLP distributable cash flow was $15.0 million, a decrease of $1.4 million compared to fourth quarter 2023 MLP distributable cash flow of $16.4 million. The decrease in MLP distributable cash flow was primarily due to higher turnaround reserve contributions and maintenance capital contributions to support the planned Petro 1 turnaround.
Fourth quarter 2024 net income attributable to the Partnership of $15.0 million decreased by $3.1 million compared to third quarter 2024 net income of $18.1 million, primarily due to the impact of excess quantities on OpCo's ethylene sales price to Westlake in the fourth quarter of 2024, which was related to the decision to push the Petro 1 turnaround to 2025. The excess quantities impact on fourth quarter 2024 sales price, in and of itself, had no effect on full year 2024 net income, MLP distributable cash flow or coverage ratio. Fourth quarter 2024 cash flows from operating activities of $132.5 million increased by $6.4 million compared to third quarter 2024 cash flows from operating activities of $126.1 million primarily due to more favorable working capital changes. Fourth quarter 2024 MLP distributable cash flow of $15.0 million decreased by $2.9 million compared to third quarter 2024 MLP distributable cash flow of $17.9 million, primarily due to lower OpCo net income.
For the full year 2024, net income attributable to the Partnership of $62.4 million, or $1.77 per limited partner unit, increased by $8.1 million compared to full year 2023 net income attributable to the Partnership of $54.3 million. The increase in net income attributable to the Partnership was primarily due to higher third-party ethylene sales prices and margins. Cash flows from operating activities for the full year 2024 were $485.0 million, an increase of $33.0 million compared to the full year 2023 cash flows from operating activities of $452.0 million. This increase in cash flows from operating activities was primarily due to higher net income. For the year ended December 31, 2024, MLP distributable cash flow was $66.9 million, an increase of $4.3 million compared to MLP distributable cash flow of $62.6 million for the year ended December 31, 2023.
"The Partnership performed well in 2024 as we exceeded our annual production plan, in part due to the decision to defer the planned turnaround at our Petro 1 ethylene unit to 2025. By postponing the Petro 1 turnaround we were able to better capture attractive third-party ethylene prices and margins in the second half of 2024, which supported an improvement in the Partnership's distributable cash flow and coverage ratio for the full year 2024," said Jean-Marc Gilson, President and Chief Executive Officer. "At the end of January 2025, we began our planned maintenance turnaround at our Petro 1 ethylene unit, which is expected to last approximately 60 days. As is typically the case during turnaround years, the lost production during the Petro 1 turnaround may cause the Partnership's coverage ratio to dip below 1.00x this year. As has been the case in previous turnaround years when the Partnership's coverage ratio dipped below 1.00x, we estimate that the Partnership will have ample cash and operating surplus to fund distributions in excess of distributable cash flow in 2025. Looking beyond 2025, we believe recent improvement in third-party ethylene prices and margins should position the Partnership for improved cash flows once production returns to expected levels."
On January 27, 2025, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the fourth quarter of 2024 of $0.4714 per unit to be payable on February 25, 2025 to unitholders of record as of February 7, 2025, representing the 42nd consecutive quarterly distribution to the Partnership's unitholders. MLP distributable cash flow provided trailing twelve-month coverage of 1.01x the declared distributions for the fourth quarter of 2024, which was a decrease from the trailing twelve-month coverage ratio of 1.03x at the end of the third quarter of 2024.
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OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to the timing and results of our turnaround activities, including the Petro 1 turnaround, our future coverage ratio, our ability to fund distributions in excess of distributable cash flow, our outlook for third-party ethylene margins, our expectations regarding future interest rates, the ability to deliver value and returns to unitholders, our outlook for improved cash flows, and the nature of the sales agreement with Westlake, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, pandemic infectious diseases and the response thereto; operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions and commitments of Westlake Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC in February 2024, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, which was filed with the SEC in November 2024.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake Corporation's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.
Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' fourth quarter and full year 2024 results will be held Monday, February 24th, 2025 at 1:00 PM Eastern Time (12:00 PM Central Time). To access the conference call, please register at: https://register.vevent.com/register/BI294ab16856704d199e4792cc3d8bb4b0. A dial-in will be provided upon registration.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/s2462hyq and the earnings release can be obtained via the Partnership web page at: https://investors.wlkpartners.com/corporate-profile/default.aspx.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Corporation ("Westlake")	$260,266	$255,306	$950,801	$1,026,655
Net co-products, ethylene and other sales—third parties	29,794	41,967	185,095	164,136
Total net sales	290,060	297,273	1,135,896	1,190,791
Cost of sales	191,476	196,590	716,957	803,332
Gross profit	98,584	100,683	418,939	387,459
Selling, general and administrative expenses	6,559	7,867	28,495	29,751
Income from operations	92,025	92,816	390,444	357,708
Other income (expense)
Interest expense—Westlake	(5,771)	(6,632)	(25,701)	(26,501)
Other income, net	1,335	1,079	5,251	4,232
Income before income taxes	87,589	87,263	369,994	335,439
Provision for income taxes	202	206	835	813
Net income	87,387	87,057	369,159	334,626
Less: Net income attributable to noncontrolling interest in Westlake Chemical OpCo LP ("OpCo")	72,391	72,758	306,767	280,343
Net income attributable to Westlake Partners	$14,996	$14,299	$62,392	$54,283

Net income per limited partner unit attributable to Westlake Partners (basic and diluted)
Common units	$0.43	$0.41	$1.77	$1.54

Distributions declared per unit	$0.4714	$0.4714	$1.8856	$1.8856

MLP distributable cash flow	$14,958	$16,418	$66,864	$62,574

Distributions declared
Limited partner units—publicly and privately held	$9,954	$9,949	$39,809	$39,790
Limited partner units—Westlake	6,657	6,658	26,628	26,631
Total distributions declared	$16,611	$16,607	$66,437	$66,421
EBITDA	$120,838	$122,196	$507,594	$472,143

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2024	2023

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$58,316	$58,619
Receivable under the Investment Management Agreement—Westlake	134,557	94,444
Accounts receivable, net—Westlake	31,975	49,565
Accounts receivable, net—third parties	11,576	18,701
Inventories	4,058	4,432
Prepaid expenses and other current assets	444	442
Total current assets	240,926	226,203
Property, plant and equipment, net	903,588	943,843
Other assets, net	143,442	146,796
Total assets	$1,287,956	$1,316,842

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$55,372	$56,335
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	3,596	4,583
Total liabilities	458,642	460,592
Common unitholders—publicly and privately held	471,328	473,513
Common unitholder—Westlake	47,373	48,993
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	276,129	279,934
Noncontrolling interest in OpCo	553,185	576,316
Total equity	829,314	856,250
Total liabilities and equity	$1,287,956	$1,316,842
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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2024	2023

	(In thousands of dollars)
Cash flows from operating activities
Net income	$369,159	$334,626
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	111,899	110,203
Net loss on disposition and other	2,163	4,906
Other balance sheet changes	1,780	2,264
Net cash provided by operating activities	485,001	451,999
Cash flows from investing activities
Additions to property, plant and equipment	(48,971)	(46,821)
Investments with Westlake under the Investment Management Agreement	(40,000)	(174,116)
Maturities of investments with Westlake under the Investment Management Agreement	—	145,000
Net cash used for investing activities	(88,971)	(75,937)
Cash flows from financing activities
Proceeds from debt payable to Westlake	219,000	209,250
Repayment of debt payable to Westlake	(219,000)	(209,250)
Distributions to noncontrolling interest retained in OpCo by Westlake	(329,898)	(315,805)
Distributions to unitholders	(66,435)	(66,420)
Net cash used for financing activities	(396,333)	(382,225)
Net decrease in cash and cash equivalents	(303)	(6,163)
Cash and cash equivalents at beginning of the year	58,619	64,782
Cash and cash equivalents at end of the year	$58,316	$58,619

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2024	2023	2024	2023

	(In thousands of dollars)
Net cash provided by operating activities	$126,071	$132,469	$107,671	$485,001	$451,999
Changes in operating assets and liabilities and other	(21,971)	(45,082)	(20,614)	(115,842)	(117,373)
Net income	104,100	87,387	87,057	369,159	334,626
Add:
Depreciation, amortization and disposition of property, plant and equipment	28,528	27,582	28,796	114,244	115,136
Less:
Contribution to turnaround reserves	(11,903)	(11,829)	(7,682)	(43,880)	(29,520)
Maintenance capital expenditures	(17,753)	(15,923)	(11,805)	(50,731)	(49,212)
Distributable cash flow attributable to noncontrolling interest in OpCo	(85,093)	(72,259)	(79,948)	(321,928)	(308,456)
MLP distributable cash flow	$17,879	$14,958	$16,418	$66,864	$62,574

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2024	2023	2024	2023

	(In thousands of dollars)
Net cash provided by operating activities	$126,071	$132,469	$107,671	$485,001	$451,999
Changes in operating assets and liabilities and other	(21,971)	(45,082)	(20,614)	(115,842)	(117,373)
Net income	104,100	87,387	87,057	369,159	334,626
Less:
Other income, net	1,325	1,335	1,079	5,251	4,232
Interest expense—Westlake	(6,698)	(5,771)	(6,632)	(25,701)	(26,501)
Provision for income taxes	(216)	(202)	(206)	(835)	(813)
Income from operations	109,689	92,025	92,816	390,444	357,708
Add:
Depreciation and amortization	28,112	27,478	28,301	111,899	110,203
Other income, net	1,325	1,335	1,079	5,251	4,232
EBITDA	$139,126	$120,838	$122,196	$507,594	$472,143